AMENDMENT NO. 2

FUND PARTICIPATION AND SERVICE AGREEMENT

Minnesota Life Insurance Company (the “Insurance Company”), Capital Client Group, Inc. (“CCG” or the “Distributor”), formerly known as American Funds Distributors, Inc., American Funds Service Company (the “Transfer Agent”), Capital Research and Management Company (“CRMC” or the “Advisor”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which the Distributor, the Advisor and Transfer Agent provide services and which is divided into funds (collectively called the “Funds” and, individually, a “Fund”), entered into a certain Fund Participation and Service Agreement dated January 7, 2011 (the “Participation Agreement”). This Second Amendment (the “Amendment”) to the Participation Agreement is entered into as of the date of the last signature set forth below (“Amendment No. 2 Effective Date”), by and among the Insurance Company, on its own behalf and on behalf of each of the “Separate Accounts”. The Insurance Company, Distributor, the Transfer Agent, the Advisor, and the Series are each a “Party” and collectively, the “Parties.”

WHEREAS, the Parties desire to amend the Agreement to reflect the addition of Class P2 shares.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	The first two sentences of provision 1.a. are hereby deleted in its entirety and replaced with the following:

Distributor of the Series agrees to make Class 1, Class 2 and Class P2 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least (thirty) 30 days’ prior written notice (email sufficient) before adding any additional Funds or share classes of a Fund as underlying investment options to the Contracts.

2.	Provision 1.c. is hereby deleted in its entirety and replaced with the following:

During the term of this Agreement, Insurance Company, directly or through subcontractors (including a designated affiliate), shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual written consent of the Parties, in respect of Separate Accounts holding Class P2 Shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class P2 Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class P2 Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of separate accounts that were not timely identified by Insurance Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Insurance Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contractholders, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from Contractholder fees or any other source.

The Insurance Company shall receive fees through electronic means acceptable by the Series.

The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Separate Accounts holding Class 1 and/or Class 2 shares on behalf of CCG, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the Insurance Company to its Separate Accounts include, (i) mailing and otherwise making available to Contractholders, shareholder communications including, without limitation, Prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Contractholder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W- 2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contractholders shall be the responsibility of the Insurance Company and shall not be the responsibility of CCG, Transfer Agent or any of their affiliates.

3.	Provision 2.a. is hereby deleted in its entirety and replaced with the following:

The Insurance Company will be entitled to a Rule 12b-1 distribution fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 and P2 shares of each Fund attributable to the Contracts for personal services and account maintenance service for Contract owners for as long as the Series’ Plans of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended for such share class remains in effect.

The Insurance Company shall receive fees through electronic means mutually acceptable by the Insurance Company and Series.

4.	Exhibit B is hereby deleted and replaced in its entirety with Exhibit B as attached and incorporated by reference to this Amendment.

5.	Exhibit C is added to the Agreement and is attached hereto.

6.	The notice addresses for CCG, Transfer Agent, CRMC and the Series in provision 18 are hereby amended as follows:

If to CCG, Transfer Agent, CRMC or to the Series:

Michael Triessl, Senior Counsel

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA 90071

email: Michael_Triessl@capgroup.com

with a copy to:

Melissa Buccilli

Capital Client Group, Inc.

399 Park Avenue

34th Floor

New York, NY 10022

email: Melissa.Buccilli@capgroup.com

And:

American Funds Service Company

Attn: Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

email: contract_admin@capitalgroup.com

To the extent that any provision of this Amendment conflicts with any provision of the Agreement, the provisions of this Amendment shall control. Except as otherwise set forth herein, the remaining terms and conditions of the Agreement are hereby ratified and confirmed, are in full force and effect, and shall not otherwise be affected by this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the Amendment No. 2 Effective Date.

MINNESOTA LIFE INSURANCE COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/ Kristin Ferguson
Name: Kristin Ferguson
Title: Senior Vice President
Date: March 6, 2026

CAPITAL CLIENT GROUP, INC.

By:	/s/ Tim McHale
Name: Tim McHale
Title: Secretary
Date: 03/10/2026

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Michael W. Stockton
Name: Michael W. Stockton
Title: Authorized Signatory
Date: 03/12/2026

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Joshua R. Diggs
Name: Joshua R. Diggs
Title: Authorized Signatory
Date: 3/10/2026

CAPITAL RESEARCH AND MANAGEMENTCOMPANY

By:	/s/ Tim McHale
Name: Tim McHale
Title: Sr. VP & Sr. Counsel, Fund Bus. Mgmt. Group
Date: 03/10/2026

EXHIBIT B

List of Separate Accounts

Fund D

Minnesota Life Individual Variable Universal Life Account

Minnesota Life Variable Universal Account

Minnesota Life Variable Life Account

Variable Annuity Account

Group Variable Universal Life Account (Private Placement Variable Group Universal Life Insurance)

Variable Universal Life Account II (Private Placement Variable Group Universal Life Insurance)

EXHIBIT C

Administrative Services

1.

Record Maintenance. The Insurance Company shall maintain with respect to each Separate Account holding the Funds’ Class P2 Shares and each Contractholder for whom such shares are beneficially owned the following records:

a.	Number of shares;
b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
c.	Name and address and taxpayer identification numbers;
d.	Records of distributions and dividend payments; and
e.	Any transfers of shares.

2.	Fund Information. The Insurance Company shall respond to inquiries from Contractholders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

3.

Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contractholders. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

4.

Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

5.	Other Information. The Insurance Company shall provide to the Separate Accounts and Contractholders such other information as shall be required under applicable law and regulations.